State of Delaware
Secretary of State
Division of Corporations
Delivered 03:36 PM 07/12/2022
FILED 03:36 PM 07/12/2022
SR 20222968423 - File Number 3685004

AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FOXWAYNE ENTERPRISES ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

The undersigned, being a duly authorized officer of FoxWayne Enterprises Acquisition Corp. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.The name of the Corporation is FoxWayne Enterprises Acquisition Corp.

2.The Corporation's Certificate of Incorporation was originally filed in the office of the Secretary of State of the State of Delaware on September 17, 2020, and was subsequently amended and restated on October 15, 2020 and January 20, 2021.

3.This Amendment to the Corporation's Second Amended and Restated Certificate of Incorporation further amends the Second Amended and Restated Certificate of Incorporation of the Corporation.

4.This Amendment to the Corporation's Second Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the issued and outstanding stock at a meeting of stockholders in accordance with ARTICLE XII of the Corporation's Second Amended and Restated Certificate of Incorporation and the provisions of Sections 242 the General Corporation Law of the State of Delaware.

5.The text of Article IX, subsection 9.1(b) of the Corporation's Second Amended and Restated Certificate of Incorporation is hereby amended and restated in full as follows:

"(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters' over-allotment option, if any) and certain other amounts specified in the Corporation's registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the "SEC") on December 9, 2020, as amended (the "Registration Statement"), shall be deposited in a trust account (the "Trust Account"), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the "Trust Agreement"). Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within twelve (12) months from the closing of the Offering (or prior to the Termination Date, as defined below, if applicable) (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open) (the "Deadline Date") and (iii) the redemption of shares in connection with a stockholder vote to amend any provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation's obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provision relating to stockholders' rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the "Offering Shares") (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as "Public Stockholders." In the event that the Corporation has not consummated an initial Business Combination within twelve (12) months from the date of the closing of the Offering (or such later date pursuant to the extension set forth under this paragraph, the "Termination Date"), the Board will extend the period of time to consummate a Business Combination up to four (4) times, each by an additional three (3) months, for an aggregate of twelve (12) additional months, provided that (i) the Sponsor (or its affiliates or permitted designees) (the

"Lender"), upon five (5) business days of advance notice prior to the Termination Date, will deposit into the Trust Account (a) in the case of the first two extensions $125,000 (or up to $143,750 if the underwriters' over-allotment option is exercised in full) and (b) in the case of the third and fourth extensions up to $62,500 (or up to $71,875 if the underwriters' over-allotment option is exercised in full) ($0.0125 per unit in in each case) in exchange for a non-interest bearing, unsecured promissory note and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the conversion of the Offering Shares in accordance with Section 9.2. If the Corporation completes its initial Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note out of the proceeds of the Trust Account released to it or convert a portion or all of the amounts loaned under such promissory note(s) into warrants. If the Corporation does not complete a Business Combination by the Termination Date, the loans will be repaid only from funds held outside of the Trust Account."

IN WITNESS WHEREOF, I have signed this Amendment to the Corporation's Second Amended and Restated Certificate of Incorporation this 12th day of July, 2022.

Name: */s/ Robb Knie*
Title: Chief Executive Officer